[LOGO]

February 9, 2001

David Pritchard
9925 Jefferson Blvd.
Culver City, CA 90232

Re: Terms of Employment

Dear David:

      Set forth below in summary terms are the proposed terms of employment between you ("Executive") and Paradise Music & Entertainment, Inc. ("PDSE"). Such terms are subject to approval by the PDSE Board of Directors.

      Term:             2 year term commencing February 12, 2001.

      Renewal
      Term: Automatic renewal for 1 year periods, unless either party gives written notice to the contrary within 90 days prior to the end of the then current Term.

      Title:            Executive Vice President and Chief Executive Officer.

      Services:         Exclusive, except as specifically permitted. Permitted
                        outside activities are MSH Entertainment (OTC) Board
                        Seat, WhiteSpeed Entertainment Advisory Seat, Unscented
                        (Steve Rehmser) Advisory Seat (expires April 2001), IQ
                        Nest Advisory Seat, POPS Advisory Seat (founder),
                        Altamira Software Board of Directors (founder),
                        Nightrain Media/Christopher Pike Media Advisory Seat,
                        Burrid Productions Advisory Seat, (expires May 2001).

      Option to         During the Term, PDSE has an option to purchase certain
      Purchase:         of Executive's properties on the terms to be agreed.
                        Properties identified are Nighttrain Media, Black &
                        White Studios, Family Dinners, YYY-TV, Traffic Jam,
                        Juvie. Any option not exercised during the Term shall terminate upon the termination, for any reason, of Executive's employment.

      Salary: $300,000 per year paid in accordance with PDSE's normal payroll practices.

      Bonus: Discretionary; subject to approval of the Board of Directors.

      Options: 400,000 non-qualified options at $1 per share, vesting in 1/3 each on the first, second and third anniversary of the date of grant, based on the Executive then being employed. Options expire five years from original date of grant. In the event of Executive's death during the first one year vesting period, options for 133,333 shares shall vest upon the Executive's death. In the event of a change of control in PDSE during the Term, all unvested options shall vest. If the Executive's employment terminates for any reason, the Executive shall have 90 days after such termination date to exercise all vested options.

      Benefits:         Entitled to participate in benefit plans established by
                        PDSE for benefit of its key executives. 4 weeks paid vacation and a term life policy for the benefit of Executive in the amount of $750,000.

      Expenses:         Executive shall be reimbursed for all reasonable
                        expenses incurred consistent with PDSE policy for its senior executives. Executive may travel business class for all trips scheduled for three hours or more.

      Assistant:        At the request of the Executive PDSE will hire an
                        executive assistant to the Executive at an annual salary of up to $45,000 plus benefits.

      Termination:      Immediate termination for conviction of a felony
                        involving any financial impropriety or for any crime which would materially interfere with Executive's ability to perform the services required under the Agreement, failure to perform services required under the Agreement, or commission of an act, including an act of moral turpitude, which reasonably could be expected to materially injure the reputation, business or business relationships of PDSE.

      Consequences of
      Termination:      Payment of compensation accrued through date of
                        termination. All non-vested options terminate immediately and all vested options terminate 90 days after Termination Date.

      Non-compete:      Except as otherwise permitted under the exclusions set
                        forth above, prohibition in any competitive activities or ownership during the Term. Thereafter a one year prohibition on solicitation, hiring and/or doing business with existing key employees, clients or customers. Notwithstanding the foregoing, when
                        Executive's employment is terminated, for whatever reason, the Executive may continue to do business, without violating the non-compete provision, with any customer or client of PDSE which was a customer or client of Executive, or any company which employed the Executive, prior to the date of this Agreement.

Please indicate your agreement to these terms by signing below. Thank you.

                                    Kind regards,

                                    Paradise Music & Entertainment, Inc.

                                    /s/ Richard J. Flynn
                                    ------------------------------------
                                    By: Richard J. Flynn

      AGREED AND ACCEPTED:


      /s/ David Pritchard
      -----------------------
      David Pritchard


                                       3